Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports Second Quarter and Six Months 2013 Financial and Operating Results

Company Reports Profitable Quarter and Will Provide Earnings Guidance

Company to Host Conference Call Today at 5:00 pm Eastern

BETHESDA, Md., Aug. 8, 2013 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. ("Sucampo") (Nasdaq:SCMP), a global biopharmaceutical company with products available in the United States (U.S.), Japan and Europe, today reported its consolidated financial results for the second quarter and six months ended June 30, 2013.

Sucampo had earnings growth in the U.S. and Japan while continuing investment in Europe to expand new market opportunities. For the second quarter of 2013, Sucampo reported a net income of $6.1 million, or $0.14 per diluted share, compared to a net loss of $0.8 million, or $0.02 per diluted share, for the second quarter of 2012. Sucampo reported a net income of $3.0 million, or $0.07 per diluted share, for the first six months of 2013 compared to a net loss of $2.7 million, or $0.07 per diluted share, for the prior year period.

"The first six months of 2013 have been extremely productive for Sucampo," said Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman, Chief Executive Officer, and Chief Scientific Officer of Sucampo. "Our key highlight of the second quarter was the approval of our sNDA for opioid-induced constipation in adults with chronic, non-cancer pain, the third indication for AMITIZA, and receipt of a $10.0 million milestone payment from our commercial partner Takeda in the second quarter. Sales of AMITIZA continued to grow in the quarter, and launch activities for RESCULA also progressed. We also made significant progress in our pipeline, including progressing plans to launch a phase 3 pediatric program for AMITIZA in the second half of this year. We are very pleased with these successes for our commercialized products and our pipeline compounds, and we are confident that we are on track to meet our upcoming milestones over the rest of the year."

Quarter Operational Highlights –

  As previously reported, in April 2013, Sucampo received approval from the FDA for the third indication for AMITIZA® (lubiprostone) (24 mcg twice daily) in the U.S. for the treatment of opioid-induced constipation (OIC) in adults with chronic, non-cancer pain.

  Sucampo also announced that it had received a $10.0 million milestone payment from Takeda Pharmaceutical Company Limited (Takeda), pursuant to the existing collaboration and license agreement. The milestone payment was triggered by the approval and commercial launch of AMITIZA in the U.S. for OIC.

  Sucampo initiated partnership discussions for strategic alliances for AMITIZA for global markets outside of the U.S. and Japan, including Europe and several Asian and emerging markets. At the same time, Sucampo also streamlined and improved the efficiency of our European operations.

  Sucampo began active commercialization of AMITIZA in Switzerland for chronic idiopathic constipation (CIC).

  Sucampo continued its RESCULA® (unoprostone isopropyl) launch efforts with promotion to ophthalmologists and optometrists.

  In May 2013, Sucampo received orphan drug designation in the European Union for unoprostone isopropyl for the treatment of retinitis pigmentosa (RP). Sucampo's development partner, R-Tech Ueno, is in a phase 3 clinical trial for unoprostone isopropyl for RP in Japan, and a substantial portion of the development costs for the program are being funded by the Japan Science and Technology Agency. Sucampo has rights to the clinical data for potential filing in Europe and the U.S., and will decide on our path forward upon receiving the interim results of the Japanese trial late next year.

  In August, Sucampo reported results from a phase 1a trial for cobiprostone, a compound in clinical development for the prevention and/or treatment of oral mucositis. In this trial, cobiprostone was shown to be well-tolerated overall. The phase 1b trial is expected to begin in the fourth quarter of 2013.

  In June, the phase 1a study of SPI-3608 for the oral treatment of lumbar spinal stenosis was completed, and Sucampo reported results in August. The next phase of clinical development is expected to begin in the first quarter of 2014.

  Progress continues toward initiation of our phase 3 program for AMITIZA in functional pediatric constipation.

2013 Value Drivers:

Sucampo is pursuing the following value drivers in 2013, of which we have already achieved seven (denoted with a +) in the first two quarters of the year:

AMITIZA

  U.S.

+ Achieved approval of the OIC indication for AMITIZA in the U.S.

+ Received a $10.0 million milestone payment from Takeda upon the approval and first commercial sale of AMITIZA for OIC in the U.S.

  Global

  Engaging in discussions for strategic alliances for AMITIZA for new indications and new territories outside of the U.S., including Europe and several Asian and emerging markets

  Japan

+ Strong sales growth of AMITIZA

  Europe

+ Completed in the first quarter of 2013 the submission for regulatory approval in the United Kingdom (U.K.) and Switzerland of AMITIZA for the treatment of OIC - we will continue to work with regulatory authorities to achieve approval

+ Active marketing of AMITIZA for CIC in Switzerland

  Submission of filings via the mutual recognition procedure (MRP) for AMITIZA in other European markets

  Filing for National Institute for Health and Care Excellence endorsement and launching AMITIZA in the U.K.

RESCULA

+ Launched RESCULA in February in the U.S.

Pipeline

  Lubiprostone

  Achieve First Patient First Visit in our AMITIZA phase 3 trial for pediatric functional constipation in the second half of 2013

  Oral Mucositis

+ Completed our oral mucositis phase 1a trial for cobiprostone in the second quarter of 2013 - we will initiate the next trial in the program in the fourth quarter of 2013

  Spinal Stenosis

  Complete our spinal stenosis phase 2a trial for SPI-017 in the fourth quarter of 2013

Financial Results for the Quarter

For the second quarter of 2013, Sucampo reported total revenue of $27.0 million compared to $16.7 million for the same period in 2012, a growth of approximately 62.0%. The key components of revenue for the second quarter included R&D revenue of $11.5 million (which included a $10.0 million milestone payment as discussed above), product royalty revenue of $12.0 million, product sales revenue of $3.4 million and Co-promotion revenue of nil, which compare to $3.1 million, $11.7 million, nil and $1.8 million, respectively, in the same period of 2012.

For the first six months of 2013, Sucampo reported total revenue of $43.9 million compared to $31.1 million for the same period in 2012, a growth of approximately 41.0%. The key components of revenue for the six months period included R&D revenue of $14.3 million (which included a $10.0 million milestone payment as discussed above), product royalty revenue of $23.7 million, product sales revenue of $5.6 million, and Co-promotion revenue of $0.1 million, which compare to $5.7 million, $22.6 million, nil and $2.5 million, respectively, in the same period of 2012.

U.S. net sales of AMITIZA, as reported to us by our partner for royalty calculation purposes, Takeda, increased 3.0% to $66.7 million for the second quarter of 2013, compared to $65.0 million in the same period of 2012. U.S. net sales of AMITIZA, as reported to us by our partner for royalty calculation purposes, Takeda, increased 5.0% to $131.5 million for the six months of 2013, compared to $125.7 million in the same period of 2012. The increase in AMITIZA U.S. net sales was primarily due to both volume and price increases, as reported to us by our partner.

Operating Expenses

R&D expenses, comprised of expenses for clinical development of the AMITIZA pediatric indication and liquid formulation, phase 1 trial expenses for oral mucositis, and clinical development expenses for our lumbar spinal stenosis program, were $4.4 million for the second quarter of 2013, compared to $5.2 million for the same period of 2012. The decrease in R&D expenses for the second quarter of 2013 primarily related to the higher costs in 2012 associated with our phase 3 trial for lubiprostone for OIC patients. For the first six months of 2013, R&D expenses were $10.1 million, compared to $8.6 million for the prior year period. The increase in research and development expenses for the six months of 2013 was primarily due to the higher costs associated with clinical development of the AMITIZA pediatric indication, our phase 2a trial for lumbar spinal stenosis and higher indirect costs including regulatory fees, partially offset by lower costs on our phase 3 OIC program.

G&A expenses were $6.0 million for the second quarter of 2013, compared to $8.0 million for the second quarter of 2012, a decrease of $2.0 million or 26.0%. G&A expenses were $13.2 million for the first six months of 2013, compared to $15.3 million for the prior year period, a decrease of $2.1 million or 14.0%. For both periods, the decrease in G&A expense was primarily due to lower legal, consulting and other professional expenses as a result of the conclusion of certain legal matters in 2012, as well as expense reductions from 2013 productivity initiatives. These decreases were partially offset by a $0.6 million and $1.5 million increase in pharmacovigilance costs associated with the launch of AMITIZA in Japan for the second quarter and six month period respectively. Excluding the impact of pharmacovigilance costs, which are typically much higher during the launch phase of a new drug, G&A expenses decreased 33.0% in the second quarter and 24.0% for the first six months of 2013.

Selling and marketing expenses were $4.6 million for the second quarter of 2013, compared to $6.1 million for the second quarter of 2012. Selling and marketing expenses were $9.9 million for the six months ended June 30, 2013 compared to $10.2 million for the prior year period. The decrease in selling and marketing expenses primarily relates to non-recurring pre-commercialization planning activities for AMITIZA and RESCULA that occurred in 2012 and that did not occur in 2013.

Income (Loss) from Operations

Income from operations for the second quarter of 2013 was $10.2 million, compared to a loss of $2.7 million for the same period in 2012. Income from operations for the six months ended June 30, 2013 was $7.6 million, compared to a loss of $3.0 million for the prior year period.

Non-Operating Income (Expense)

Non-operating income was $0.3 million for the second quarter of 2013, compared to expenses of $1.1 million for the same period in 2012. The second quarter of 2013 included a foreign exchange gain of $0.7 million compared to a loss of $0.6 million in the same period in 2012.  Non-operating income was $0.9 million for the six months ended June 30, 2013, compared to expenses of $0.4 million for the same period in 2012. Non-operating expenses for the six months ended June 30, 2013, included a foreign exchange gain of $1.8 million, compared to a foreign exchange gain of $0.7 million for the same period in 2012.

Net (Income) Loss

Net income for the second quarter was $6.1 million, compared to a net loss of $0.8 million for the same period of 2012. Net income for the first six months was $3.0 million, compared to a net loss of $2.7 million for the same period of 2012.

Comprehensive Income (Loss)

Comprehensive income for the second quarter of 2013 was $5.9 million, compared to comprehensive loss of $0.8 million for the same period in 2012. Comprehensive income for the first six months of 2013 was $2.8 million, compared to comprehensive loss of $4.3 million for the same period in 2012.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At June 30, 2013, cash, cash equivalents, restricted cash and investments were $93.5 million, compared to $91.4 million at December 31, 2012. At June 30, 2013, notes payable were $57.7 million, compared to $52.9 million at December 31, 2012, including current notes payable of $27.9 million at June 30, 2013, and $19.1 million at December 31, 2012.

Stock Repurchase Plan

In September 2011, the Board of Directors (Board) authorized the repurchase of our class A common stock under the previously approved repurchase plan, up to an aggregate of $2.0 million.  On November 2, 2012, the Board authorized the increase of the program amount up to an aggregate of $5.0 million.  During the first six months of 2013, Sucampo repurchased 67,762 shares at a cost of $0.3 million. Since inception, we have repurchased approximately $2.3 million of our common stock. We believe that the cumulative repurchases through the first half of this year mitigate any dilutive effects of employee and others' exercises of stock options during the same period. The repurchase program may be used in the future to continue to address any such dilutive effects.

Board Members

In May 2013, Maureen E. O'Connell, Barbara A. Munder and Kei S. Tolliver were elected to the Board of Directors as class 1 directors at the annual shareholder meeting.

Future Guidance

Sucampo also announced today its earnings guidance for 2013 and 2014. Sucampo expects to approximately break-even in 2013 and to be profitable in 2014. In the future, Sucampo will consider a return to shareholders of some portion of its profitability.

Company to Host Conference Call Today

In conjunction with this second quarter financial and operating results press release, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 800-901-5241 (domestic) or 617-786-2963 (international), and provide the participant passcode 92414824, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 49458753.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About unoprostone isopropyl (RESCULA®)

In 2009, Sucampo acquired development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the People's Republic of China.  Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan and was subsequently approved in over 40 countries, including approval in 2000 by the FDA. RESCULA (unoprostone isopropyl ophthalmic solution) 0.15% is indicated for the lowering of intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension in the U.S.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, a locally acting chloride channel activator, indicated for the treatment of CIC in adults and OIC in adults with chronic, non-cancer pain (24 mcg twice daily) and for IBS-C (8 mcg twice daily) in women 18 years of age and older in the U.S.  In Japan, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases).  In Switzerland, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic idiopathic constipation.  In the U.K., lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic idiopathic constipation and associated symptoms in adults.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global biopharmaceutical company focused on innovative research, discovery, development and commercialization of proprietary drugs based on prostones.  The therapeutic potential of prostones was first discovered by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo's Chairman, Chief Executive Officer, Chief Scientific Officer, and co-founder.  Prostones, naturally occurring fatty acid metabolites that have emerged as promising compounds with unique physiological activities, can be targeted for the treatment of unmet or underserved medical needs. For more information, please visit www.sucampo.com.

AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG. The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 8-K and 10-K, which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Research and development revenue	$ 11,461	$ 3,096	$ 14,261	$ 5,681
Product royalty revenue	12,000	11,703	23,677	22,631
Product sales revenue	3,399	--	5,616	--
Co-promotion revenue	--	1,757	61	2,523
Contract and collaboration revenue	163	127	327	294
Total revenues	27,023	16,683	43,942	31,129

Cost of goods sold	1,908	--	3,190	--
Gross profit	25,115	16,683	40,752	31,129

Operating expenses:
Research and development	4,425	5,235	10,054	8,587
General and administrative	5,968	8,015	13,195	15,342
Selling and marketing	4,553	6,107	9,942	10,196
Total operating expenses	14,946	19,357	33,191	34,125

Income (loss) from operations	10,169	(2,674)	7,561	(2,996)
Non-operating income (expense):
Interest income	23	30	42	50
Interest expense	(493)	(592)	(988)	(1,184)
Other income (expense), net	744	(555)	1,825	719
Total non-operating income (expense), net	274	(1,117)	879	(415)

Income (loss) before income taxes	10,443	(3,791)	8,440	(3,411)
Income tax benefit (provision)	(4,324)	2,972	(5,466)	664
Net income (loss)	$ 6,119	$ (819)	$ 2,974	$ (2,747)

Net income (loss) per share:
Basic net income (loss) per share	$ 0.15	$ (0.02)	$ 0.07	$ (0.07)
Diluted net income (loss) per share	$ 0.14	$ (0.02)	$ 0.07	$ (0.07)
Weighted average common shares outstanding - basic	41,604	41,710	41,533	41,706
Weighted average common shares outstanding - diluted	42,868	41,710	42,597	41,706

Comprehensive loss:
Net income (loss)	$ 6,119	$ (819)	$ 2,974	$ (2,747)
Other comprehensive income (loss):
Unrealized loss on investments, net of tax effect	(19)	(2)	(34)	(5)
Foreign currency translation	(186)	--	(134)	(1,592)
Comprehensive loss	$ 5,914	$ (821)	$ 2,806	$ (4,344)

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	June 30,	December 31,
	2013	2012
ASSETS:

Current assets:
Cash and cash equivalents	$ 47,288	$ 52,022
Investments, current	8,420	6,035
Product royalties receivable	12,001	14,175
Unbilled accounts receivable	--	732
Accounts receivable, net	3,616	1,360
Deferred tax assets, current	1,228	874
Deferred charge, current	673	673
Restricted cash, current	26,130	15,113
Inventory	4,872	--
Prepaid expenses and other current assets	3,879	1,930
Total current assets	108,107	92,914

Investments, non-current	9,309	14,408
Property and equipment, net	1,384	1,540
Intangibles assets, net	6,927	7,415
Deferred tax assets, non-current	1,750	1,654
Deferred charge, non-current	4,877	5,213
Restricted cash, non-current	2,330	3,832
Other assets	664	820
Total assets	$ 135,348	$ 127,796

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$ 5,653	$ 5,496
Accrued expenses	6,429	10,595
Deferred revenue, current	1,271	3,700
Income tax payable	4,941	148
Notes payable, current	27,940	19,129
Other current liabilities	783	1,003
Total current liabilities	47,017	40,071

Notes payable, non-current	29,786	33,722
Deferred revenue, non-current	6,522	7,093
Deferred tax liability, non-current	2,416	2,627
Other liabilities	1,227	1,253
Total liabilities	86,968	84,766

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at June 30, 2013 and December 31, 2012;
no shares issued and outstanding at June 30, 2013 and December 31, 2012	--	--
Class A common stock, $0.01 par value; 270,000,000 shares authorized at June 30, 2013 and December 31, 2012;
42,388,264 and 41,964,905 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	423	420
Additional paid-in capital	65,398	62,521
Accumulated other comprehensive income	15,998	16,166
Treasury stock, at cost; 524,792 and 457,030 shares	(2,313)	(1,977)
Accumulated deficit	(31,126)	(34,100)
Total stockholders' equity	48,380	43,030
Total liabilities and stockholders' equity	$ 135,348	$ 127,796

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended June 30, 2013
Research and development revenue	$ 11,461	$ --	$ --	$ 11,461
Product royalty revenue	12,000	--	--	12,000
Product sales revenue	106	12	3,281	3,399
Co-promotion revenue	--	--	--	--
Contract and collaboration revenue	142	10	11	163
Total revenues	23,709	22	3,292	27,023
Cost of goods sold	53	3	1,852	1,908
Gross profit	23,656	19	1,440	25,115
Research and development expenses	1,304	1,941	1,180	4,425
Depreciation and amortization	112	251	9	372
Other operating expenses	8,159	1,130	860	10,149
Income (loss) from operations	14,081	(3,303)	(609)	10,169
Interest income	20	2	1	23
Interest expense	--	(449)	(44)	(493)
Other non-operating expense, net	1	(72)	815	744
Income (loss) before income taxes	$ 14,102	$ (3,822)	$ 163	$ 10,443
Capital expenditures	$ 17	$ 3	$ --	$ 20

Three Months Ended June 30, 2012
Research and development revenue	$ 2,734	$ (1)	$ 363	$ 3,096
Product royalty revenue	11,703	--	--	11,703
Product sales revenue	--	--	--	--
Co-promotion revenue	1,757	--	--	1,757
Contract and collaboration revenue	142	(28)	13	127
Total revenues	16,336	(29)	376	16,683
Cost of goods sold	--	--	--	--
Gross profit	16,336	(29)	376	16,683
Research and development expenses	3,189	1,345	701	5,235
Depreciation and amortization	124	247	10	381
Other operating expenses	12,745	699	297	13,741
Income (loss) from operations	278	(2,320)	(632)	(2,674)
Interest income	22	7	1	30
Interest expense	--	(550)	(42)	(592)
Other non-operating expense, net	(42)	(273)	(240)	(555)
Income (loss) before income taxes	$ 258	$ (3,136)	$ (913)	$ (3,791)
Capital expenditures	$ 212	$ 11	$ --	$ 223

Six Months Ended June 30, 2013
Research and development revenue	$ 14,261	$ --	$ --	$ 14,261
Product royalty revenue	23,677	--	--	23,677
Product sales revenue	107	20	5,489	5,616
Co-promotion revenue	61	--	--	61
Contract and collaboration revenue	283	22	22	327
Total revenues	38,389	42	5,511	43,942
Cost of goods sold	76	8	3,106	3,190
Gross profit	38,313	34	2,405	40,752
Research and development expenses	2,586	4,612	2,856	10,054
Depreciation and amortization	234	501	18	753
Other operating expenses	18,476	1,728	2,180	22,384
Income (loss) from operations	17,017	(6,807)	(2,649)	7,561
Interest income	35	6	1	42
Interest expense	--	(909)	(79)	(988)
Other non-operating expense, net	(15)	(264)	2,104	1,825
Income (loss) before income taxes	$ 17,037	$ (7,974)	$ (623)	$ 8,440
Capital expenditures	$ 31	$ 106	$ 3	$ 140

Six Months Ended June 30, 2012
Research and development revenue	$ 5,213	$ 2	$ 466	$ 5,681
Product royalty revenue	22,631	--	--	22,631
Product sales revenue	--	--	--	--
Co-promotion revenue	2,523	--	--	2,523
Contract and collaboration revenue	283	(15)	26	294
Total revenues	30,650	(13)	492	31,129
Cost of goods sold	--	--	--	--
Gross profit	30,650	(13)	492	31,129
Research and development expenses	4,011	2,862	1,714	8,587
Depreciation and amortization	244	467	20	731
Other operating expenses	22,798	1,415	594	24,807
Income (loss) from operations	3,597	(4,757)	(1,836)	(2,996)
Interest income	40	9	1	50
Interest expense	--	(1,100)	(84)	(1,184)
Other non-operating expense, net	33	(83)	769	719
Income (loss) before income taxes	$ 3,670	$ (5,931)	$ (1,150)	$ (3,411)
Capital expenditures	$ 252	$ 3,445	$ --	$ 3,697
CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President, IR, PR, and Corporate Communications
         1-240-223-3718
         staylor@sucampo.com